Exhibit 99.1

TurboChef Reports Results for 2007 First Quarter

Commercial Business Records 92% Increase and 20% Sequential Growth in Revenues;

Cites Two New Commercial Customer Agreements;

Company Raises Commercial Revenue Guidance for 2007 Year

Atlanta, Georgia, May 23, 2007 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the three months ended March 31, 2007.

Significant Items:

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First quarter 2007 revenue was $18.3 million, a 92% increase over the year-ago quarter and a 20% sequential increase over fourth quarter revenue of $15.2 million. All of the first quarter revenue was attributable to the Company’s commercial segment and the commercial business produced the third consecutive quarter of strong operating income gains; the residential segment is expected to begin generating revenues in June 2007.

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Building on the continued progress of the Company’s commercial segment and the strong start to the year, the Company is raising commercial revenue guidance for 2007 to $85 million - $95 million from the previous forecast range of $75 million - $85 million.

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Within the Company’s commercial segment, continued diversification of the customer base is important to its progress. Approximately $14.7 million, or 80%, of the first quarter’s revenue was from sales to customers other than Subway. This represents increases of 32% and 173% when compared with the sequential and year-ago quarters, respectively. Two major customers other than Subway, one of which is Dunkin’ Brands with whom the Company has just entered into a new agreement, accounted for 41% of the Company’s first quarter revenue. Gross margins for the quarter continued to strengthen; at 37.1% the first quarter’s margins were 60 basis points higher than the fourth quarter of 2006. The commercial business segment also posted a 60% increase in operating income over the fourth quarter of 2006.

•	The Company’s momentum with major commercial customers continues. In addition to the agreement with Dunkin’ Brands, the Company also recently concluded an agreement with Boston Market.

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The Company introduced its new HhC3240 conveyor oven at the International Pizza Expo March 20-22 to an enthusiastic response. This new addition to the commercial product portfolio addresses the need for cooking applications requiring high capacity output but with a smaller, more energy efficient footprint. This oven’s cook time delivers performance that the Company believes to be at least 20% faster than any other oven on the market today. This new product will be available to the general market later this year. The Company also introduced a new commercial oven, the I-5, at the National Restaurant Association (NRA) trade show in Chicago on May 21st. This new oven incorporates some of the Company’s best speed cook technology to date.

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On April 11th the Company hosted “Media Day” to officially introduce its 30” Double Wall Speedcook Oven to consumers. The event featured a multiple course cooking demo by celebrities from the worlds of entertainment and culinary arts before approximately 350 media representatives. The event also celebrated the “Ambassadors” who have and will provide valuable feedback to the Company’s development of this innovative product line.

Financial Review

For the three months ended March 31, 2007, total revenue was $18.3 million compared with $9.5 million in the year ago quarter. Increased unit sales to an expanded commercial customer base, including two major non-Subway customers, were the principal contributing factors. As a percentage of total sales, cost of product sales for the first quarter was 62.9% as compared with 63.5% for the fourth quarter of 2006 and with 69.6% for the year ago quarter.

Selling, general and administrative expenses for the quarter were $9.3 million, including approximately $1.3 million in marketing costs related to the launch of the Company’s residential product and $900,000 incurred in connection with the Company’s ongoing review of its stock option grants and practices since 1997 in response to a previously announced informal inquiry initiated by the SEC in February.

The Company reported a net loss of $4.9 million or $0.17 per share for the first quarter of 2007 compared with a net loss of $4.9 million or $0.17 per share in the year ago quarter. The 2007 first quarter loss includes a $0.9 million charge or about $0.03 per share attributable to the costs of the SEC stock option inquiry and $1.3 million or about $0.04 per share in marketing costs related to the launch of its new residential oven products.

As previously announced, TurboChef received a letter from the Securities and Exchange Commission regarding an informal inquiry of the Company's stock option grants for the period from January 1, 1997 through the present.  The Company is cooperating fully with the Commission staff and is responding to the staff's request for information.  As part of this process, the Company's management, under the oversight of the Audit Committee of the Board of Directors, has been conducting a review of the Company's stock option grants and practices.  The Company does not intend to comment on any aspect of the inquiry or possible outcome until the inquiry is completed or it is otherwise required to comment under applicable regulations. Further, financial results for 2006 have been included in this release as the review, except for expenditures related thereto, is not currently expected to materially impact financial statements for periods ending after December 31, 2005 regardless of its outcome. The Company will not be in a position to file Quarterly Reports on Form 10-Q until after its Annual Report on Form 10-K for the year ended December 31, 2006 is filed. As previously reported, the Company will not be in a position to file the 2006 10-K until after completion of the review.

Richard Perlman, Chairman of TurboChef said, “We are very pleased with the strong start of the 2007 year, driven by the impressive revenue and operating income gains in our commercial segment business. We continue to diversify the customer base and are delighted to have signed two new agreements with such important customers as Dunkin’ Brands and Boston Market. The visibility and underlying momentum of the commercial business continues on a strong growth trajectory and, as a result, we are very comfortable, at this early point in the year, raising our previous commercial revenue guidance for the 2007 calendar year.”

Jim Price, Chief Executive Officer of TurboChef added, “We are very excited with the progress we have made on our residential products and business. Our premium dealer network is growing and gaining strength. To date, we have signed up 105 authorized dealers who have committed to display, demonstrate and sell the TurboChef double wall oven. We also just completed a very successful trade exhibit at the Kitchen and Bath Industry Show (K/BIS) in Las Vegas where we introduced our second residential product, the TurboChef Single Wall Oven. The market response to the Company’s residential products continues to be very strong and we look forward to working with our many dealers across the country.”

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods.  A partial list of commercial customers includes Aramark, Boston Market, Compass Group, Disney, Donato’s Pizza, Dunkin’ Brands, Eurest Dining Services, Harrah’s/Caesar’s/Grand Casinos, Hilton, HMS Host, Holiday Inn Express, Kwik Trip, Lowes Cineplex Entertainment, QuickChek, Safeway Stores, Sheetz, Sodexho Health Care, Spoleto, Starbucks Coffee Company, Starwood Hotels, Subway, Telepizza and Whole Foods Market. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA  30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Wednesday May 23, 2007, at 4:45 p.m. EDT. To join the conference call, please dial (800) 374-0113 (access code: 7294643) or access the audio feed through a webcast link on our website at www.turbochef.com. International callers, please dial: (706) 758-9607 (access code: 7294643). A replay of the conference call will be available through our website or by calling (800) 642-1687 or (706) 645-9291 and using the same access code 7294643.

For more information, contact:

James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite 1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for the Company’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing, uncertainties related to the time and expenditures needed by the Company to complete its investigation regarding the Company's stock option grants and practices, whether or not the investigation would lead to the discovery of accounting errors or other adverse facts that would require the restatement of the Company's financial statements or otherwise would have material adverse consequences for the Company, the results of government inquiries and possible regulatory action or litigation related to the investigation or otherwise, and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.